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                                                                  EXHIBIT 10.25


                           ASSET PURCHASE AGREEMENT

                                by and between

                         AMERICAN TOWER SYSTEMS, INC.

                                      and

                      TUCSON COMMUNICATIONS COMPANY, L.P.



                             Dated October 4, 1997


                           ASSET PURCHASE AGREEMENT

         THIS ASSET PURCHASE AGREEMENT (the "Agreement") is entered into as of the 4th day of October, 1997 by and between AMERICAN TOWER SYSTEMS, INC., a Delaware corporation ("Buyer") and TUCSON COMMUNICATIONS COMPANY, a California limited partnership ("Seller").

                                   RECITALS

         A. Seller owns, leases and operates communication towers in Tucson, Arizona (the "Business").

         B. Seller desires to sell and assign and Buyer desires to purchase substantially all of the assets of Seller used or held for use in the operation of the Business.

                                   AGREEMENT

         In consideration of the foregoing and of the mutual promises and covenants set forth below, the adequacy of which are acknowledged, the parties agree as follows:

         1. DEFINITIONS. As used in this Agreement, the following terms will have the meaning set forth below:

                   1.1 Affiliate. "Affiliate" means any person or entity who directly or indirectly controls, is controlled by, or is under common control with, such person or entity. The term "control" (including, with correlative meaning, the terms "controlled by" and "under common control with"), as used with respect to any person or entity, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person or entity, whether through the ownership of voting securities, by contract or otherwise.

                   1.2 Assumed Contracts. "Assumed Contracts" means those Contracts that are listed on Schedule 1.2 hereto.

                   1.3 Business Records. "Business Records" means all records of Seller including, but not limited to, all Tower maintenance and compliance records and all books of account, customer lists, supplier lists, employee personnel files, file materials, logs, consultants' reports, budgets, financial reports and sales, operating and business plans, relating to or used or held for use in the operation of the Business and not pertaining solely to Seller's internal corporate affairs.

                   1.4 Code. "Code" means the Internal Revenue Code of 1986, as amended.

                   1.5 Contracts. "Contracts" means all contracts, agreements, and Leases (as defined in Section 4.19 below), written or oral (including any amendments and other modifications thereto) to which any Seller is a party or which are binding upon any Seller and relate to the Assets or the Business, and
(i) which are in effect on the date hereof and listed on
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Schedule 1.2, or (ii) which are entered into by any Seller in the ordinary course of business between the date hereof and the Closing Date.

                   1.6 Improvements. "Improvements" means all transmitting buildings and related improvements and fixtures located on the Real Property.

                   1.7 Intangible Property. "Intangible Property" means all of Seller's computer programs, business lists, trade secrets, sales and operating plans and other intangible property rights used or held for use in the operation of the Business, and all goodwill associated with the foregoing, as listed on
Schedule 1.7.

                   1.8 Knowledge. "Knowledge" means the actual Knowledge of such party's partners, officers, directors, principals, Affiliates or agents after having made a good faith effort to ascertain the fact(s) in question by inquiry to such partners, officers or employees of such party as would be reasonably likely to have the information relating to the fact(s) in question.

                   1.9 Liens. "Liens" means mortgages, deeds of trust, collateral assignments, security interests, conditional or other sales agreements, claims, options, restrictions, liens, pledges, hypothecations, easements, rights of way, encumbrances and adverse interest or other defects of title of any kind.

                   1.10 Material Adverse Effect. "Material Adverse Effect" means, with respect to any person or entity, any event, fact, condition, occurrence or effect, which is materially adverse to the business, properties, assets, liabilities, capitalization, stockholders' equity, financial condition, operations, licenses or other franchises or results of operations of such person or entity, considered as a whole.

                   1.11 Permits. "Permits" means all licenses, permits, franchises, approvals, authorizations, consents or orders of, or filings with, any governmental authority, whether federal, state or local, or any other person, necessary or desirable for the operation of the Business and/or the construction, ownership, operation, leasing, occupancy, maintenance or use of the Real Property and listed on Schedule 1.11.

                   1.12 Personal Property. "Personal Property" means all of the machinery, equipment, tools, vehicles, furniture, leasehold improvements, office equipment, plant, spare parts, surveys, title insurance policies, plans, specifications and drawings, insurance policies and other tangible personal property which are owned or leased by the Seller and used or useful as of the date hereof in the conduct of the business or the operations of the Business, and are identified on Schedule 1.12, plus such additions thereto and deletions therefrom arising in the ordinary course of business between the date hereof and the Closing Date.

                   1.13 Real Property. "Real Property" means all real property owned or leased by Seller, as described more fully on Schedule 1.13, including the Towers and the Improvements, together with all easements, rights, privileges, remainders, revisions and appurtenances thereunto belonging or in any way appertaining, and all of Seller's estate, right, title, interest, claim and

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demand therein, in the streets and ways adjacent thereto and in the beds thereof, either at law or in equity, in possession or expectancy.

                   1.14 Towers. "Towers" means all towers, ground radials, guy anchors and related equipment located on the Real Property.

                   1.15 Warranties. "Warranties" means all of Seller's rights under manufacturers' and vendors' warranties relating to (i) the Towers; (ii) the Improvements; and (iii) the Personal Property.

          2.   ASSETS TO BE CONVEYED; ASSUMED LIABILITIES.

                   2.1 Assets to be Conveyed. Subject to the terms and conditions of this Agreement, on the Closing Date (as defined below), Seller will assign, transfer and deliver to Buyer and Buyer shall purchase from Seller all of Seller's right, title and interest in and to all of the assets described in this Section 2.1 (collectively, the "Assets"):

                        (a)  Assumed Contracts;

                        (b)  Business Records;

                        (c)  Intangible Property;

                        (d)  Permits;

                        (e)  Personal Property;

                        (f)  Real Property;

                        (g)  Warranties.

                   2.2 Excluded Assets. The following assets are "Excluded Assets" and are not among the Assets purchased or transferred pursuant to this
Agreement:

                        (a) Seller's cash, cash equivalents, certificates of deposit, money market funds and other marketable securities on hand or in banks or other financial institutions;

                        (b)  Any Contracts other than the Assumed Contracts;

                        (c) All of the accounts receivable of the Seller arising prior to the Closing Date; and

                        (d) Seller's record books and charter documents and other books and records pertaining solely to Seller's internal partnership affairs, including tax matters, or financing arrangements.

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                   2.3  Assumed Liabilities.

                        (a) As of the Closing Date, Buyer shall assume all obligations and liabilities under the Assumed Contracts accruing, arising or relating to activities, events or occurrences happening on or after the Closing Date (collectively, the "Assumed Liabilities"). Buyer shall assume no obligations or liabilities of Seller, its predecessors or Affiliates whatsoever, including any taxes (the "Retained Liabilities") except for the Assumed Liabilities.

                        (b) Without limiting the generality of the foregoing, Buyer shall have no obligation to hire any employees of Seller and Seller shall be solely responsible for all salaries, benefits, severance and other compensation which will or may become payable to all of Seller's employees in respect of any period of employment by Seller prior to the Closing Date and Seller shall make such payments at or before the Closing. Buyer will not assume any obligations under Seller's existing vacation, sick leave, severance or other employee welfare or benefit plans or policies with respect to Seller's employees.

          3.   CONSIDERATION; PRORATIONS.

                   3.1 Consideration. The consideration for the purchase of the Assets (the "Purchase Price") shall consist of a cash payment by Buyer to Seller in the amount of $12,000,000 (the "Cash Payment") payable at Closing.

                   3.2 Prorations and Adjustments. The operation of the Business and the income and normal operating expenses, including without limitation Assumed Liabilities and prepaid expenses, attributable thereto through 12:01 a.m. on the date of the Closing shall be for the account of Seller and thereafter for the account of Buyer. Adjustments shall be made and paid at Closing to the extent feasible. A final accounting of prorated items shall be made by Buyer and Seller, and the sum due from one party to the other pursuant to this Section 3.2 shall be paid in cash, within sixty (60) days after the Closing Date.

                   3.3 Allocation of Purchase Price. The Purchase Price shall be allocated among the Assets in accordance with an independent appraisal to be performed by BIA Consulting, Inc., at the expense of Buyer. Should the independent appraisal result in an allocation of (a) not more than $1,500,000.00 to Code ss. 1231 depreciable real property, being of the class commonly identified as buildings and other Improvements of a type requiring a capital gain rate to Seller for the recaptured portion thereof to be taxable under the Code at 25% nominal rates; (b) in the aggregate not more than $330,000.00 to Code ss. 1245 or personal property, being of the class commonly identified as Towers, fuel tanks and other similar Improvements, fixtures, appurtenances and other property, whether personal or real, of a type requiring the recaptured portion thereof or, with respect to personal property, the allocated amount thereof, to be taxable under the Code to Seller at ordinary income tax rates, and (c) the balance of the Purchase Price to be allocated to either non-depreciable real property and/or going concern value (or goodwill) taxable only as capital gain under the Code to Seller at 20% nominal rates, then Buyer and Seller shall agree thereto and use such allocations as are so established by the independent appraisal.

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Should the appraisal result in recommended allocations differing from the above parameters, (i) Seller shall have the right to approve of such differing allocations, or (ii) within three (3) days of notice by Seller of Seller's unwillingness to agree to such differing allocations, or should Buyer not agree to utilize allocations within the above parameters, then either Seller or Buyer shall have the right to terminate this Agreement without further liability. Buyer and Seller shall file with its respective federal income tax return for the tax year in which the Closing occurs, IRS Form 8594 containing the information set forth in the allocation. Buyer agrees to report the purchase of the Assets, and Seller agrees to report the sale of such Assets, for income tax purposes in a manner consistent with the information provided pursuant to this
Section 3.3 and contained in IRS Form 8594.

                   3.4 No Assignment of Accounts Receivable. On and after the Closing Date, (i) Seller shall be responsible for collecting all of Seller's accounts receivable arising from Seller's operation of the Business prior to the Closing Date and (ii) Buyer shall be responsible for collecting all of Buyer's accounts receivable arising from Buyer's operation of the Business on and after the Closing Date.

          4. SELLER'S REPRESENTATIONS AND WARRANTIES. Seller represents and warrants to Buyer as follows, which representations and warranties have been relied upon by Buyer in entering into this Agreement.

                   4.1 Organization. Seller is a limited partnership duly formed, validly existing and in good standing under the laws of the State of California, and is qualified to do business and is qualified or registered to do business in the State of Arizona and in each other jurisdiction where it is required to do so. Seller has full partnership power and authority to carry on its business as now conducted and to enter into and to perform this Agreement.

                   4.2 Partnership Authorization. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all requisite partnership action of Seller.

                   4.3 Binding Agreement. This Agreement has been duly executed by Seller and delivered to Buyer and constitutes the valid and binding agreement of Seller, enforceable against Seller in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or other laws affecting creditors' rights generally and the exercise of judicial discretion in accordance with general equitable principles.

                   4.4 No Breach. Subject to the necessity for obtaining consents of third parties to the assignment of those Assumed Contracts listed on
Schedule 1.2, the execution, delivery and performance of this Agreement by Seller will not violate or conflict with Seller's Certificate of Limited Partnership or partnership agreement or any Law to which Seller or the Assets is subject, or by which Seller or the Assets may be bound, or (with or without giving notice or the lapse of time or both) breach or conflict with any contract, agreement, or other commitment to which Seller is a party or by which Seller or the Assets may be bound or result in the imposition of a Lien on the Assets.

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                   4.5  Permits. Schedule 1.11 contains a true and complete list of all Permits of Seller. Seller has all Permits required to conduct the Business as now being conducted. All Permits of Seller are valid and in full force and effect. Buyer will proceed, at its own expense, to obtain any Permits and approvals necessary to consummate the transaction contemplated herein; provided, if the transaction is not consummated, Buyer shall restore all such filings to their original condition and reverse any filings made in order to consummate the transaction, and Buyer shall hold Seller harmless from any liability or expense arising from such filings. No notice to, declaration, filing or registration with, or Permit from, any domestic or foreign governmental or regulatory body or authority, or any other person or entity, is required to be made or obtained by Seller in connection with the execution, delivery or performance of this Agreement and the consummation of the transactions contemplated hereby.

                   4.6 Compliance With Laws. Except as set forth in Schedule 4.6, Seller has complied in all material respects with all statutes, laws, rules, regulations, ordinances, codes, directives, writs, injunctions, decrees, judgments, and orders of any governmental (whether foreign, federal, state, local, or otherwise) agency, court or other body applicable to the Business and the Assets.

                   4.7 Title to and Sufficiency of Assets. Seller has good and marketable title to all of the Assets (other than the Real Property, which is addressed in Section 4.19) free and clear of all Liens, except for Liens described on Schedule 4.7 (which will be removed on or before the Closing Date). Seller has all necessary partnership authority to transfer ownership of the Assets to Buyer free and clear of all Liens. Other than the Excluded Assets, the Assets to be transferred hereunder constitute all of the assets, rights and properties that are required for the operation of the Business as they are now conducted or that are used or held by Seller for use in the operation of the Business.

                   4.8 Condition of Personal Property. All Personal Property used or useful in the operation of the Business is listed on Schedule 1.2 and, except as specifically indicated on Schedule 1.2, is in good operating condition and repair (reasonable wear and tear excepted), is performing satisfactorily and is suitable for its intended use.

                   4.9 Intangible Property. Schedule 1.7 contains a true and complete list of all Intangible Property. Seller has delivered to Buyer or made available for inspection by Buyer copies of (i) all documents (if any) establishing Seller's rights to use the Intangible Property; and (ii) all customer lists and accounts of Seller. Seller has, and after the Closing, Buyer will have, the right to use such Intangible Property, free and clear of any royalty or other payment obligations. Seller's use of the Intangible Property does not conflict with, violate or infringe upon any rights of any other Person, and no Person is violating or infringing on any of Seller's rights with respect to the Intangible Property.

                   4.10 Contracts. Schedule 1.2 identifies all of the Contracts, and such schedule separately identifies the Assumed Contracts (including the Leases to be assumed). Sellers shall deliver to Buyer true and complete copies of all written Contracts and true and complete memoranda of all oral Contracts (including any and all amendments and other modifications to such Contracts). Other than the Assumed Contracts, Seller requires no contract or agreement to

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enable Seller to carry on the Business in all material respects as presently and heretofore conducted. All of the Assumed Contracts are in full force and effect, and are valid, binding, and enforceable in accordance with their terms, except to the extent that the enforceability thereof may be affected by bankruptcy, insolvency, or similar laws affecting creditors' rights generally or by court-applied equitable principles. Seller is not in material breach, nor to the Knowledge of Seller is any other party in material breach, of the terms of any such Assumed Contracts. Except as expressly set forth in Schedule 1.2, Seller is not aware of any intention by any party to any Assumed Contract (i) to terminate such contract or amend the terms thereof, (ii) to refuse to renew the same upon expiration of its term, or (iii) to renew the same upon expiration only on terms and conditions which are more onerous than those pertaining to such existing contract. Except for any third party consents, which Seller agrees to obtain from such third parties where required (in accordance with Section 6.7 hereto), Seller has full legal power and authority to assign its rights under the Assumed Contracts to Buyer in accordance with this Agreement, and such assignment will not affect the validity, enforceability, and continuation of any of the Assumed Contracts.

                   4.11 Litigation. Except as described on Schedule 4.11, there is no litigation, proceeding (arbitral or otherwise), claim or investigation of any nature pending or, to Seller's Knowledge, threatened against Seller, the Business or the Assets. There are no writs, injunctions, decrees, arbitration decisions, unsatisfied judgments or similar orders outstanding against Seller, the Business or the Assets.

                   4.12 Financial Statements. Schedule 4.12 sets forth true, correct and complete copies of (i) the unaudited balance sheet and related statements of Seller for the two (2) years ended December 31, 1996 (the "Annual Financials"), and (ii) the unaudited monthly balance sheets and related statements for Seller for the period January through September 1997 (the "Monthly Financials," and together with the Annual Financials, the "Financial Statements"). The Financial Statements are in accordance with the books and records of Seller, and present fairly the financial condition of Seller at the respective dates thereof.

                   4.13 Liabilities. Seller has no material liabilities, obligations or commitments of any nature (whether absolute, accrued, contingent or otherwise and whether matured or unmatured), including without limitations tax liabilities due or to become due, except liabilities that are reflected and reserved against on the Financial Statements.

                   4.14 Tax Matters. Except as disclosed on Schedule 4.14 hereto: (a) Seller has filed all tax returns and reports required to have been filed by or for it; (b) all material information set forth in such returns or reports is accurate and complete; (c) Seller has paid or made adequate provision for all taxes, additions to tax, penalties, and interest payable by the Seller;
(d) no unpaid tax deficiency has been asserted against or with respect to Seller by any taxing authority; and (e) Seller has collected or withheld all amounts required to be collected or withheld by it for any taxes, and all such amounts have been paid to the appropriate governmental agencies or set aside in appropriate accounts for future payment when due.

                   4.15 Insolvency Proceedings. Neither Seller nor any of the Assets is the subject of any pending or, to Seller's Knowledge, threatened, insolvency proceedings of any character.

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Seller has not made an assignment for the benefit of creditors or taken any action with a view to or that would constitute a valid basis for the institution of any such insolvency proceedings. Seller is not insolvent and will not become insolvent as a result of entering into this Agreement.

                   4.16  Employees; Employee Benefit Plans.

                        (a) Schedule 4.16 contains a true and complete list of all of the employees of Seller, each such employee's title or capacity in which employed, and such employee's annual salary or wages, and a complete list and summary of Seller's employee benefit plans and any bonus compensation plans or policies (including all retirement, pension, profit sharing, bonus, severance pay, disability, health, vacation and sick leave benefits). Seller is not a party to any collective bargaining agreement covering any of its employees. There is no material dispute between Seller and any of its employees related to compensation, severance pay, vacation or pension benefits, or discrimination.

                        (b) Except as set forth on Schedule 4.16, Seller does not maintain, sponsor or contribute to, nor has Seller maintained, sponsored or been obligated to contribute to, within the last six years, any "employee benefit plan" which is subject to Title IV of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") and Section 412 of the Code.

                   4.17 Insurance. Schedule 4.17 lists all insurance policies (by policy number, insurer, location or property insured, annual premium, premium payment dates, expiration date and type of coverage) held by Seller relating to the business, properties and employees of the Business, copies of which have been provided to Buyer. All such insurance policies are in full force and effect and in such amounts and provide coverages that are reasonable and customary in light of the business, operations and properties of the Business.

                   4.18  Environmental Matters.

                        (a) As used in this Agreement "Hazardous Material" shall mean: (i) any "hazardous substance" as now defined pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA"), 42 U.S.C. ss. 9601(14); (ii) any "pollutant or contaminant" as defined in 42 U.S.C. ss. 9601(33); (iii) any material now defined as "hazardous waste" pursuant to 40 C.F.R. Part 261; (iv) any petroleum, including crude oil and any fraction thereof; natural or synthetic crude oil and any fraction thereof; (v) natural or synthetic gas usable for fuel; (vi) any "hazardous chemical" as defined pursuant to 29 C.F.R. Part 1910; (vii) any asbestos, polychlorinated biphenyl ("PCB"), or isomer of dioxin, or any material or thing containing or composed of such substance or substances; (viii) any infectious organism or biological or medical waste; or (ix) any other substance, regardless of physical form, that is subject to any Environmental Laws.

                        (b) As used in this Agreement, "Environmental Laws" shall mean any statutes, regulations, requirements, orders, ordinances, rules of liability or standards of conduct of any foreign, federal, state, local government, or common law relating to the protection of human health, plant life, animal life, natural resources, the environment or property from the presence in

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the environment of any solid, liquid, gas, odor or any form of energy, from whatever source, including, without limitation, any emissions, discharges, releases, or threatened releases of Hazardous Material into the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface or building structures), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, generation, disposal, transport or handling of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes.

                        (c) Except as set forth on Schedule 4.18, and to the best of Seller's Knowledge and without any independent investigation by Seller,
(i) there are no environmental conditions related to the Real Property or the business and other assets of Seller that could have a Material Adverse Effect on Seller, including any such conditions relating to the use, treatment, storage, release or disposal of any Hazardous Material; (ii) Seller has not manufactured, processed, distributed, used, treated, stored, disposed of, transported or handled any Hazardous Material in a manner that could have a Material Adverse Effect on such entity; (iii) there is no ambient air, surface water, groundwater or land contamination or contamination within building structures, within, under, originating from or relating to any Real Property or any other location related to the Real Property such that the contamination affects such other locations and none of such properties has been used for the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of any Hazardous Material in a manner that could have a Material Adverse Effect on Seller; and (iv) Seller has no obligation or liability, known or unknown, matured or not matured, absolute or contingent, assessed or unassessed, imposed or based upon the failure to comply with any provision under any federal, state or local law, rule, or regulation or common law, or under any code, order, decree, judgment or injunction applicable to Seller and Seller has not received any notice, or request for information issued, promulgated, approved or entered thereunder, or under the common law, or any tort, nuisance or absolute liability theory, relating to public health or safety, worker health or safety, or pollution, damage to or protection of the environment, including, without limitation, the Environmental Laws, where such obligation or liability could have a Material Adverse Effect on Seller.

                        (d) To the best of Seller's Knowledge, Seller possesses and is in compliance in all material respects with all permits, licenses, certificates, franchises and other authorizations relating to the Environmental Laws necessary to conduct their businesses or required by environmental regulations.

                   4.19.  Real Property.

                        (a) Leased Real Property. Schedule 1.2 contains a complete and accurate list of all Contracts pursuant to which Seller is either the lessor or lessee of Real Property, including all leases associated with the Towers ("Leases"). All such Leases are valid, binding and enforceable in accordance with their terms and are in full force and effect; no event of default has occurred which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a default thereunder on the part of Seller; and Seller has no Knowledge of the occurrence of any event of default which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a default thereunder by any other party. Seller has provided Buyer with a

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complete and correct copy of all of the Leases. Seller has not received notice of any claim for free or reduced rent or for reduction, deduction or set-off against Seller of the rent due or to become due under any of the Leases, and except as set forth in the Leases Seller has granted no rental concessions or abatements. Seller has the sole right to collect the rent under the Leases and neither such right nor any of the Leases has been assigned, pledged, hypothecated (except Leases that would be hypothecated by Seller's, lenders, to be cleared at or before Closing), or otherwise encumbered. Except as is otherwise indicated on Schedule 1.2, Seller has received no payment of rent more than 30 days in advance of the due date therefor.

                        (b) Owned Real Property. Schedule 1.13 contains a complete and accurate list of all Real Property owned by Seller ("Owned Real Property") and contains accurate and complete copies of preliminary title reports covering all of the Owned Real Property. At the Closing, Seller has and will transfer to Buyer good and marketable fee simple title to all Owned Real Property subject only to the following matters (the "Permitted Liens"): (i) liens for current taxes not yet due; (ii) Liens set forth on Schedule 1.13 (which will be removed on or before the Closing Date); and (iii) any other Liens and other matters affecting title to the Owned Real Property, which do not in the sole judgment of Buyer (A) breach any covenant, representation or warranty of Seller in this Agreement, (B) adversely affect the use or value of the Owned Real Property, (C) render title to the Owned Real Property unmarketable, (D) constitute a Lien in the nature of a mortgage, deed of trust, UCC financing statement, monetary encumbrance or other similar Lien or (E) constitute a lease (other than those Leases listed in Schedule 1.2 and any Leases pending or being negotiated by Seller with new tenants, but unconsummated prior to Closing Date), sublease or other occupancy agreement that gives any third party any right to occupy or use all or any portion of the Owned Real Property. Seller enjoys peaceful and undisturbed possession of all Owned Real Property, to be evidenced by Seller's delivery of tenant estoppel certificates.

                        (c) Improvements, Fixtures and Equipment. The Towers and the Improvements, including without limitation all leasehold improvements, and all fixtures and equipment and other tangible assets owned, leased or used by Seller at the Real Property are (i) insured to the extent and in a manner customary in the industry, (ii) structurally sound with no known material defects, (iii) in good operating condition and repair, subject to ordinary wear and tear, (iv) not in need of maintenance or repair except for ordinary routine maintenance and repair, the cost of which would not be material, (v) sufficient for the operation of the Business as presently conducted and (vi) in conformity with all applicable laws, ordinances, orders, regulations and other requirements relating thereto currently in effect. None of the Towers or the Improvements is subject to any commitment or other arrangement for their sale or use by any Affiliate of Seller or third parties, except with respect to leases being negotiated in Seller's ordinary course of business. Except as disclosed on
Schedule 1.13, all of the Towers on the Real Property are located entirely on such Real Property.

                        (d)  Other Real Property Representations and Warranties.

                             (i)  The Seller has no Knowledge, nor to its
Knowledge has it received notice within the past three years, of any existing or threatened violation of any provision of any applicable building, zoning, subdivision, environmental or other governmental ordinance,

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resolution, statute, rule, order or regulation, including but not limited to those of environmental agencies or insurance underwriters, with respect to the ownership, operation, use, maintenance or condition of the Owned Real Property or any part thereof, or requiring any repairs or alterations other than those that have been made prior to the date hereof.

                             (ii)  Seller is the sole owner of full legal,
equitable and beneficial title to the Owned Real Property and no consent of or joinder by any other person is required for Seller to convey the full legal, equitable and beneficial title to and ownership of the Owned Real Property to Buyer in accordance with this Agreement. There are no outstanding agreements (written or oral) pursuant to which Seller (or any predecessor to or representative of Seller) has agreed to sell or has granted an option or right of first refusal to purchase the Owned Real Property or any part thereof

                             (iii) Seller has no Knowledge of, nor to its
Knowledge has it received any notice of, any special taxes or assessments relating to the Owned Real Property or any part thereof or any planned public improvements that may result in a special tax or assessment against the Owned Real Property.

                             (iv)  Seller has received no notice of any
condemnation or eminent domain proceeding pending or threatened against the Owned Real Property or any part thereof. The Seller has no Knowledge of any change or proposed change in the route, grade or width of, or otherwise affecting, any street or road adjacent to or serving the Owned Real Property.

                             (v)   The Owned Real Property complies with all
zoning and land use laws, ordinances, regulations and restrictions, and the Improvements and Towers are permitted as a matter of right as a principal use under all laws applicable thereto without the necessity of any special use permit, special exception or other special permit, permission or consent.

                             (vi)  All utilities necessary for the proper and
efficient operation of the Real Property in their current manner are installed in and operating at the Real Property.

                   4.20.  FAA Compliance.

                        (a) Prior to construction of all Towers, (i) the Federal Aviation Administration ("FAA") issued a Determination of No Hazard to Air Navigation ("FAA Tower Clearance"), a true and correct copy of which has been delivered to Buyer or made available for inspection by Buyer prior to the date hereof; and (ii) the Antenna Survey Branch of the Federal Communications Commission ("FCC") issued a clearance (the "FCC Tower Clearance"), a true and correct copy of which has been provided to Buyer or made available for inspection by Buyer prior to the date hereof.

                        (b) The FAA Tower Clearance and the FCC Tower Clearance are valid, in good standing, and in full force and effect, and constitutes (i) all Permits required by the federal Communications Act of 1934, as amended, and all rules and regulations promulgated thereunder (the "Communications Act"), for the construction and operation of the Tower and (ii) all of the Permits issued by the FCC and FAA to Seller for or in connection with the Tower.

                        (c) The Towers were constructed in full compliance with all applicable municipal, state and federal laws, rules and regulations, including, without limitation, the Communications Act, and all FAA's rules and regulations. The Towers have at all times operated in full compliance with all applicable municipal, state and federal laws, rules and regulations, including, without limitation, the Communications Act, and the FAA's rules and regulations.

                        (d) Seller has no outstanding requests for information from either the FAA or FCC. Seller has responded fully and timely to each past inquiry or request for information from the FAA or the FCC. Seller has no Knowledge of any condition imposed by the FCC or the FAA on the Towers which is not (i) set forth on the face of the FAA Tower Clearance or the FCC Tower Clearance as issued by the FAA or FCC or (ii) applicable to communications towers generally. Each Tower currently is and at all relevant times has been painted and lighted in accordance with all FAA and FCC rules, regulations and policies, and all relevant permits and clearances issued by the FAA or the FCC. Each Tower is not now and never has been operating under a Notice of Extinguishment or Improper Functioning of Lights, as specified in the FCC's rules.

                   4.21. No Brokers. Seller has not entered into any contract, agreement, arrangement or understanding with any Person to act as a finder or broker in connection with the transactions contemplated hereby.

                   4.22. No Other Agreements to Sell. Seller has no legal obligation, absolute or contingent, to any other Person to sell the Assets or the Business (in whole or in part), or effect any merger, consolidation or other reorganization of Seller, or to enter into any agreement with respect thereto.

                   4.23. Financing Statements. All of the Assets to be conveyed are and have been located in the State of Arizona since the Assets were acquired by Seller. To Seller's Knowledge, and assuming that any current UCC filing searches required to consummate the transaction contemplated herein have been conducted by Buyer, all unreleased UCC financing statements filed by any person with respect to the Assets are listed on Schedule 4.23.

                   4.24. Transactions with Certain Persons. No partner, officer, director or employee of Seller nor any member of any such person's immediate family is presently, or within the three (3) years has been, a party to any transaction with Seller relating to the Business, including without limitation, any contract, agreement or other arrangement (a) providing for the furnishing of services by, (b) providing for the rental of real or personal property from, or (c) otherwise requiring payments to (other than for services as partners, officers, directors, consultants or employees of Seller) any such person or corporation, partnership, trust or other entity in which any such person has an interest as a shareholder, officer, director, trustee or partner.

                   4.25. Bulk Sales. Seller represents, in accordance with opinion of Seller's local counsel, that "bulk sales" laws do not apply to this transaction.

                   4.26 Disclosure. To Seller's Knowledge and without any independent investigation by Seller, no representations or warranties by Seller in this Agreement, nor any document, exhibit, statement, certificate or schedule heretofore or hereinafter furnished to Buyer pursuant hereto, or in connection with the transactions contemplated hereby, including without limitation the Schedules, contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact necessary to make the statements or facts contained therein not misleading. To Seller's Knowledge and without any independent investigation by Seller, Seller has disclosed all events, conditions and facts materially affecting the Business, prospects and financial condition of Seller.

          5. BUYER'S REPRESENTATIONS AND WARRANTIES. Buyer represents and warrants to Seller as follows, which representations and warranties have been relied upon by Seller in entering into this Agreement.

                   5.1 Organization. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and is qualified to do business and is qualified or registered to do business in each jurisdiction where it is required to do so. Buyer has full corporate power and authority to carry on its business as now conducted and to enter into and to perform this Agreement.

                   5.2 Corporate Authorization. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by Buyer's board of directors.

                   5.3 Binding Agreement. This Agreement has been duly executed by Buyer and delivered to Seller and constitutes the valid and binding agreements of Buyer, enforceable against Buyer in accordance with its respective terms, except as enforceability may be limited by bankruptcy, insolvency or other laws affecting creditors' rights generally and the exercise of judicial discretion in accordance with general equitable principles.

                   5.4 No Breach. The execution, delivery and performance of this Agreement by Buyer will not violate Buyer's certificate of incorporation or bylaws or any Law to which Buyer is subject or by which Buyer may be bound or (with or without giving notice or the lapse of time or both) breach or conflict with any contract, agreement, or other commitment to which Buyer is a party or by which Buyer is or may be bound.

                   5.5 Litigation; Compliance with Law. There is no litigation, proceeding (arbitral or otherwise), claim or investigation of any nature, pending or, to Buyer's Knowledge, threatened, against Buyer that reasonably could be expected to adversely affect Buyer's ability to perform in accordance with the terms of this Agreement.

                   5.6 No Brokers. Other than a brokerage agreement with Kalil & Company, Inc. (for which Buyer shall be responsible), Buyer has not entered into any contract, agreement, arrangement or understanding with any person or entity to act as a finder or broker in connection with the transactions contemplated hereby.

          6.   COVENANTS. Between the date of this Agreement and the Closing
Date:

                   6.1 Maintenance of Business. Seller shall conduct the operations of the Business and use the Assets only in the ordinary course of business, consistent with past practices with the intent of preserving the ongoing operations of the Business and the Assets, including, without limitation, maintaining in its employ all key employees of the Business who are performing satisfactorily. Seller shall not sell or agree to sell or otherwise dispose of any of the Assets except in the ordinary course of business, consistent with past practice.

                   6.2 Adverse Developments. Seller shall promptly notify Buyer of any materially adverse developments that occur prior to Closing with respect to the Assets or the operation of the Business. Seller shall keep Buyer informed of all material operational matters and business developments with respect to the Business and its markets.

                   6.3 Potential Breach. Each party will promptly notify the other party of the occurrence of any event, or the existence of any fact, of which such party becomes aware that is not permitted by this Agreement and that results in the inaccuracy in any material respect of any representation or warranty of such party in this Agreement as of any time prior to the Closing, and such party will use its reasonable best efforts to cure such matter.

                   6.4 Access. Seller will provide Buyer, its counsel, accountants, financing sources and other representatives ("Buyer's Representatives") with access to the books and records of the Business, to the Assets and to the officers, employees, agents and accountants of Seller with respect to matters relating to the Business during normal business hours, upon reasonable notice and at a mutually agreeable time, provided that such access does not materially disrupt the operations of the Business and will provide Buyer and Buyer's Representatives with such information concerning the Assets and the Business as they reasonably may request.

                   6.5 Financial Statements and Other Reports. Between the date of this Agreement and the Closing Date, as soon as the same are available, Seller will provide Buyer with copies of the Business' regularly prepared sales reports and any periodic financial statements or reports.

                   6.6 No Negotiations. Seller will refrain, and will cause each other person acting for or on behalf of Seller to refrain, from taking, directly or indirectly, any action (a) to seek or encourage any offer or proposal from any person to acquire any assets (other than in ordinary course of business consistent with past practices) or shares of capital stock or other securities of Seller or any interests therein (other than in connection with intra-family transfers for the purpose of estate-planning purposes, or in connection with transfers to corporations or other entities wholly-owned by Sellers or its limited partners, provided that any such transfer be made expressly subject to this Agreement); and (b) to merge, consolidate, or combine, or to permit any other person to merge, consolidate or combine, with Seller.

                   6.7 Third Party Consents. Seller shall use its best efforts to obtain the third party consents identified on Schedule 1.2 as being necessary for the assignment of the Assumed Contracts to Buyer and to satisfy all other conditions precedent thereof.

                   6.8 Updated Schedules. Not less than five (5) days before the date scheduled for the Closing, Seller shall deliver to Buyer a list of any changes to Schedule 1.2 which are necessary to reflect the termination, expiration or entry into Contracts, or any changes to Schedule 4.16 relating to employee matters, occurring in accordance with the provisions of this Agreement following the date hereof.

                   6.9 Leases; Security Interests. Seller will cooperate in all reasonable respects with (i) Buyer's efforts to record any and all Leases in the appropriate land records so that Buyer may seek to obtain leasehold title insurance or grant leasehold mortgages on such Leases at Buyer's expense; (ii) Buyer's efforts to obtain the consents of any parties to the grant by Buyer to its lenders of a security interest in the Assumed Contracts, Real Property or other Assets at Buyer's expense; and (iii) Buyer's efforts to obtain title insurance and a survey with respect to the Real Property at Buyer's expense.

                   6.10 Tax, Lien, and Judgment Searches. No earlier than fifteen (15) days prior to the Closing Date, Buyer shall have the right to obtain at Buyer's expense a report on the results of a search for UCC financing statements, tax liens, judgment liens, and similar filings in the Secretary of State's records for the State of Arizona and in the records of those jurisdictions where the Assets are located.

                   6.11  Environmental Assessments.

                         (a) Buyer shall be permitted to conduct an
environmental site assessment for each parcel of Real Property (the "Site Assessments"). Any Site Assessments shall be prepared by Buyer's environmental consultant at Buyer's expense, and Buyer shall furnish Seller with the name, address and telephone number of its environmental consultant preparing such Site Assessments. Buyer shall furnish Seller with a copy of any Site Assessments within ten (10) days of Buyer's receipt of such Site Assessments.

                         (b) In conducting any Site Assessments, Buyer shall
keep the Real Property free of all mechanics or similar liens and shall not interfere with the normal operation of Seller's business. Buyer shall restore the Real Property to its former condition following the completion of any Site Assessments. Buyer shall hold Seller harmless for any claim that may arise as a result of the acts or omissions of Buyer's environmental consultant in conducting any Site Assessments.

                         (c) If the Site Assessments conclude that environmental
remediation is required, Seller hereby agrees to pay the first $25,000 towards remediation expense. Seller shall perform all such remediation as is required to satisfy any Environmental Laws relating to Hazardous Materials, under the supervision of a licensed site professional and to the reasonable satisfaction of Buyer, provided that Seller shall not be required to expend more than $25,000. If the cost of required remediation exceeds $25,000, then Buyer at its option may accept a credit of

$25,000 on the purchase price and complete remediation at its own expense, or terminate the Agreement by giving written Notice to Buyer within ten (10) days of receipt of the Site Assessments.

                   6.12 Governmental Consents. Promptly following the execution of this Agreement, Seller and Buyer, at Buyer's expense and with Seller's reasonable cooperation, shall proceed to prepare and file with the appropriate governmental authorities such requests for approvals or waivers, reports or notifications as may be required in connection with this Agreement; provided, if the transaction is not consummated, Buyer shall restore all such filings to their original condition and reverse any filings made in order to consummate the transaction, and Buyer shall hold Seller harmless from any liability or expense arising from such filings.

                   6.13 Confidentiality. Buyer and Seller shall each keep confidential and not directly or indirectly reveal, report, publish, disclose or transfer any information obtained by it with respect to the other in connection with this Agreement and the negotiations preceding this Agreement (the "Confidential Information"), and each will use such Confidential Information solely in connection with the transactions contemplated by this Agreement, and if the transactions contemplated hereby are not consummated for any reason, each shall return to the other, without retaining any copies thereof, any schedules, documents or other written information obtained from the other in connection with this Agreement and the transactions contemplated hereby and shall cause all of its officers, employees, agents, accountants, attorneys and other representatives to whom it may have disclosed such Confidential Information to do the same. Notwithstanding the foregoing limitation, neither party shall be required to keep confidential or return any Confidential Information that (i) is known or available through other lawful sources, not bound by a confidentiality agreement with the disclosing party, (ii) is or becomes publicly known or generally known in the industry through no fault of the receiving party or its agents, (iii) is required to be disclosed pursuant to Law (provided the other party is given reasonable prior notice), and (iv) is developed by the receiving party independently of the disclosure by the disclosing party.

                   6.14 No Inconsistent Action. Neither Buyer nor Seller shall take any action which is materially inconsistent with its obligations under this Agreement or that would hinder or delay the consummation of the transaction contemplated by this Agreement.

                   6.15 Audited Financials. Following execution of this Agreement, the Financial Statements will be audited by a nationally-recognized independent accounting firm selected by Buyer, at the expense of Buyer, and Seller will cooperate fully in such audit.

          7. CONDITIONS TO BUYER'S OBLIGATION. The obligation of Buyer to consummate this Agreement is subject to the satisfaction of each of the following conditions on or prior to the Closing Date:

                   7.1 Representations and Warranties. The representations and warranties of Seller to Buyer contained herein and in any certificates delivered by Seller pursuant hereto will be true and correct in all material respects as of the Closing Date (except for representations and warranties that are qualified as to materiality, which shall be true and correct in all respects), in each case as if made again on and as of such date.

                   7.2 Compliance with Covenants. All of the covenants to be complied with or performed by Seller on or before the Closing Date shall have been duly complied with and performed in all material respects.

                   7.3 Closing Documents. On the Closing Date, Seller shall have delivered to Buyer duly executed closing documents as specified in Section
10.1 in a form reasonably acceptable to Buyer. Buyer shall receive a legal opinion of Seller's counsel in form and substance reasonably satisfactory to Buyer and substantially in the form attached hereto as Schedule 7.3.

                   7.4 Receipt of Third Party Consents. For each Contract that is identified on Schedule 1.2, Seller shall have obtained all required consents of third parties, whether actual or deemed, waived or approved by such third parties in the absence of estoppel certificates (as indicated on Schedule 1.2), in a form reasonably acceptable to Buyer without modification of any material provision of any such Contract, to Buyer's assumption thereof.

                   7.5  Governmental Consents. Any approval required pursuant to
Section 6.12 shall have been obtained prior to Closing. Seller shall have registered the Towers with the FCC pursuant to the Communications Act. Buyer shall use reasonable efforts to cooperate with Seller in obtaining all approvals required under this Section 7.5. Such approvals and registrations required to consummate the transaction shall be Buyer's responsibility and shall be obtained at Buyer's expense with Seller's reasonable cooperation.

                   7.6 Absence of Litigation. As of the Closing Date, no action, claim, suit or proceeding seeking to enjoin, restrain, or prohibit the consummation of this Agreement shall be pending before any court or any other governmental authority; provided, however, that this condition may not be invoked by Buyer if any such action, suit or proceeding was solicited or encouraged by, or instituted as a result of any act or omission of Buyer.

                   7.7 No Material Adverse Development. There shall not have been any material adverse change in the business or prospects of any of the Business or the condition of the Assets. No material adverse development shall have occurred with respect to the Business that results in a significant impairment to the ability of the Business to operate as they are currently operated or represents a substantial impairment of the aggregate value of the Business or Assets being conveyed.

                   7.8 Settlement of Claims. Seller shall have settled any and all pending or threatened claims, litigation or proceedings against Seller that affect or concern the Assets.

                   7.9 Release of Liens. Buyer shall be reasonably satisfied that all Liens on the Assets have been released and removed. Without limiting the generality of the foregoing, Seller shall have delivered to Buyer executed releases or terminations under the UCC and any other applicable laws of any financing or similar statements filed against any Assets in (a) the jurisdictions in which the Assets are and have been located since such Assets were acquired by Seller, and (b) any other location specified or required by applicable Law. A UCC search, as of the Closing Date, of the public records of the State of Arizona and the counties where the Assets are located shall reveal no inconsistencies with Seller's representations and warranties hereunder.

                   7.10 Title Policy. The title insurance company shall be irrevocably committed to issue to Buyer, at Buyer's expense, an ALTA Owner's Policy of Title Insurance (1970 Form) at its regular rate dated as of the exact date and time of the recording of the deed insuring Buyer's good and marketable fee simple title to the Owned Real Property, subject only to those exceptions permitted under this Agreement, and with such endorsements as Buyer shall require.

                   7.11 Survey. Buyer shall have received, at Buyer's expense, a survey which shall be certified to Buyer and the title company, which survey shall show no matters which materially adversely affect the use or value of the Owned Real Property or render title thereto unmarketable and shall show (i) no encroachments that materially impair the value or use of the Owned Real Property, (ii) that the Improvements are entirely located on the owned Real Property to be conveyed to Buyer, and (iii) that the Owned Real Property has access to all adjacent roads and that such roads are publicly dedicated.

                   7.12  Site Assessments. Any remediation required by Section
6.11 shall have been completed to Buyer's reasonable satisfaction or the cost of any remediation required by Section 6.11 shall not exceed the amounts set forth therein.

                   7.13 Nonforeign Affidavit. Seller shall furnish Buyer an affidavit, stating, under penalty of perjury, the transferor's United States taxpayer identification number and that the transferor is not a foreign person, pursuant to Section 1445(b)(2) of the Code.

                   7.14 Board Approval. Buyer shall have obtained approval of its Board of Directors to consummate the transactions contemplated by this Agreement within five (5) business days of Seller's execution of this Agreement.

                   7.15 Bank Approval. Buyer shall have obtained approval of its lenders to consummate the transactions contemplated by this Agreement within five (5) business days of Seller's execution of this Agreement.

                   7.16 Audited Financials. Buyer shall have received the audited Financial Statements contemplated by Section 6.15 and such audited Financial Statements shall not deviate in any material respect from the Financial Statements furnished by Seller pursuant to Section 4.12 herein.

          8. CONDITIONS TO SELLER'S OBLIGATION. Buyer shall have used its best efforts in conducting its due diligence investigations into the matters contained herein, such that Buyer shall have acquired Knowledge (as defined herein) of Seller's representations and warranties. The obligation of Seller to consummate this Agreement is subject to the satisfaction of each of the following conditions on or prior to the Closing Date:

                   8.1 Representations and Warranties. The representations and warranties of Buyer to Seller contained herein and in any certificates delivered by Buyer pursuant hereto shall be true and correct in all material respects as of the Closing Date (except for representations and warranties that are qualified as to materiality which shall be true and correct in all respects), in each case as if made again on and as of such date.

                   8.2 Compliance with Covenants. All of the covenants to be complied with or performed by Buyer on or before the Closing Date shall have been duly complied with and performed in all material respects.

                   8.3 Closing Documents. On the Closing Date, Buyer shall have delivered to Seller duly executed closing documents as specified in Section 10.2 below in a form reasonably acceptable to Seller.

                   8.4 Governmental Consents. Any approval required pursuant to the Section 6.12 shall have been obtained by Buyer as a condition to Seller's obligations under this Agreement.

                   8.5 Absence of Litigation. As of the Closing Date, no action, claim, suit or proceeding seeking to enjoin, restrain, or prohibit the consummation of this Agreement shall be pending before any court or any other governmental authority; provided, however, that this condition may not be invoked by Seller if any such action, suit, or proceeding was solicited or encouraged by, or instituted as a result of any act or omission of, Seller.

                   8.6 Payment. At the Closing, Buyer shall deliver to Seller the Cash Payment, as provided in Section 3.1. First American Title Company, Inc. in Tucson, Arizona shall serve as escrow agent with respect to the Cash Payment and with respect to the general warranty deed conveying title to the Owned Real Property to Buyer.

          9.   CLOSING.

                   9.1   Timing.

                            (a) The closing of the purchase and sale of the
Assets (the "Closing") shall take place on November 1, 1997 or another date mutually agreed to by Buyer and Seller (the "Closing Date"). The Closing will commence on the Closing Date at 10:00 (local time) at the offices of First American Title Company, Inc., 1880 East River Road, Suite 120, Tucson, Arizona, 85718, telephone (520) 577-8707, telecopy (520) 577-0236, or such other place as Buyer and Seller may agree in writing. By mutual agreement of the parties, Closing may take place by conference call and telecopy with exchange of original signatures by overnight mail.

                            (b) If, as of the Closing Date, any condition
precedent described in Section 7 or 8 has not been satisfied, the party who is entitled to require such condition be satisfied may (in its sole discretion) notify the other party(ies) of the absence of such condition precedent at or before the Closing and simultaneously therewith postpone the Closing until a date ten (10) days after all such conditions have been (or are able to be) performed, but not later than December 31, 1997, and such postponed date shall constitute the new Closing Date for all purposes hereunder.

                   9.2 Deliveries. On the Closing Date, (a) Seller shall deliver or cause to be delivered to Buyer good and marketable title to and ownership of the Assets, free and clear of all Liens free and clear of all Liens except for Permitted Liens; (b) Buyer shall deliver to Seller the

Cash Payment; and (c) the parties shall deliver to each other the closing documents described in Section 10.

          10.  CLOSING DOCUMENTS.

                   10.1 Closing Documents To Be Delivered by Seller. On the Closing Date, Seller shall deliver to Buyer (in form and substance reasonably satisfactory to Buyer), and acknowledge with cross-receipts therefore:

                         (a) one or more bills of sale conveying to Buyer all of
the Personal Property;

                         (b) One or more general warranty deeds conveying the
Owned Real Property to Buyer in a form usual and customary in the jurisdiction where such property is located; the description of the Owned Real Property shall be by courses and distances as shown upon Buyer's survey, and shall include any and all appurtenant easements or other beneficial appurtenant rights;

                         (c) One or more assignments assigning the Assumed
Contracts to Buyer, together with each consent obtained by Seller necessary for the assignments of those Assumed Contracts identified on Schedule 1.2;

                         (d) Certified copies of resolutions of Seller's limited
and general partner authorizing the execution, delivery and performance of this Agreement and of Seller's partnership agreement;

                         (e) One or more assignments conveying to Buyer the
Permits, Intangible Property and Business Records;

                         (f) A certificate executed by Seller attesting to
Seller's compliance with the matters set forth in Sections 7.1 and 7.2;

                         (g) The Business Records;

                         (h) A general assignment by Seller to Buyer of all the
Assets to be conveyed hereunder, other than the Excluded Assets;

                         (i) Such agreements, affidavits or other documents as
may be required by Buyer's title company to issue the title policies required hereunder;

                         (j) An affidavit of the Seller under section 1445 of
the Code certifying that Seller is not a foreign corporation, foreign partnership, foreign trust, foreign estate or foreign person (as those terms are defined in the Code and the related regulations), and a certificate of Seller as to the reporting of certain real estate transactions as required by section 6045(e) of the Code, each in form and substance satisfactory to Buyer and its title company;

                         (k) Estoppel letters from all of the tenants under the
Leases in a form reasonably acceptable to Buyer or any document setting forth an appropriate "deemed estoppel" or tenant waiver provision;

                         (l) Written notice executed by Seller notifying all
interested parties, including all tenants under the Leases, that the Real Property has been conveyed to Buyer and directing that all payments, inquiries and the like be forwarded to Buyer at the address to be provided by Buyer;

                         (m) Payoff letters for all monetary Liens at Closing
authorizing the title company to pay off all such encumbrances on behalf of Seller and confirming the amounts required to pay off each such encumbrance;

                         (n) Clearance certificates or similar document(s) that
may be required by any state taxing authority in order to relieve Buyer of any obligation to withhold any portion of the Purchase Price;

                         (o) Such other instruments and further assurances of
conveyance and such other certificates or other documentation as Buyer may reasonably request; and

                         (p) a legal opinion of Seller's counsel in form and
substance reasonably satisfactory to Buyer and substantially in the form attached hereto as Schedule 7.3.

                   10.2 Closing Documents To Be Delivered By Buyer. On the Closing Date, Buyer shall deliver to Seller (in form and substance reasonably satisfactory to Seller) and acknowledge with cross-receipts therefore:

                         (a) one or more agreements by which Buyer assumes the
Assumed Liabilities and agrees to perform, from and after the Closing Date, all of the Assumed Liabilities;

                         (b) certified copies of resolutions of Buyer's Board of
Directors authorizing the execution, delivery and performance of this Agreement, and of Buyer's bylaws and articles of incorporation;

                         (c) a certificate executed by Buyer attesting to
Buyer's compliance with the matters set forth in Sections 8.1 and 8.2;

                         (d) the Cash Payment to Seller; and

                         (e) a legal opinion of Buyer's counsel in form and
substance reasonably satisfactory to Seller and substantially in the form attached hereto as Schedule 10.2.

                   10.3 Other Closing Documents. The parties will also execute such other documents and perform such other acts, before and after Closing, as may be necessary for the implementation and consummation of this Agreement.

          11   RISK OF LOSS. The risk of loss or damage to the Assets shall be upon Seller at all times prior to the Closing Date unless caused by an act of Buyer. In the event of such loss or damage, Seller will promptly notify Buyer and Seller shall use its best efforts to repair, replace or restore the Assets to their former condition as soon as possible.

          12   BREACH; TERMINATION.

                   12.1 Breach. If either party believes the other to be in breach hereunder, the nonbreaching party shall provide the breaching party with notice specifying in reasonable detail the nature of such breach. If such breach has not been cured by the earlier of: (a) the Closing Date, or (b) within seven
(7) days after delivery of such notice, then the party giving such notice may
(i) terminate this Agreement for breach; (ii) extend the Closing Date if such breach has not been cured by the Closing Date (but no such extension shall constitute a waiver of such nondefaulting party's right to terminate as a result of such default) to no later than December 31, 1997; (iii) exercise the remedies available to such party pursuant to Section 12.2, subject to the right of the other party to contest such action through appropriate proceedings; and/or (iv) proceed to Closing, but such Closing shall not constitute a waiver of such breach, and the nondefaulting party may seek indemnification from the breaching party pursuant to Section 13 of this Agreement.

                   12.2  Effect of Termination.

                         (a) If this Agreement is terminated pursuant to Section
12.1, neither Seller nor Buyer shall be relieved of any liability hereunder for its breach of this Agreement prior to termination.

                         (b) Seller agrees that the Assets include unique
property that cannot be readily obtained on the open market and that Buyer would be irreparably injured if this Agreement is not specifically enforced after breach if a Seller shall have committed a material breach. Therefore, Buyer shall have the right to specifically enforce Seller's obligation to convey the Assets to Buyer under this Agreement, and Seller agrees to waive the defense in any such suit that Buyer has an adequate remedy at law and to interpose no opposition, legal or otherwise, as to the propriety of specific performance as a remedy. Buyer shall be entitled to seek to recover the damages it incurs resulting from either Seller's default.

          13.  INDEMNIFICATION.

                   13.1 Representations and Warranties. All representations and warranties contained in this Agreement shall be deemed continuing representations and warranties, and together with the covenants contained herein, shall survive the Closing Date for a period of two (2) years after the Closing Date (the "Survival Period"). No claim for indemnification may be made under this Article 13 (except for claims under Section 13.3(b)) after the expiration of the Survival Period. Any investigations by or on behalf of a party hereto shall not constitute a waiver of such party's right to enforce any representation or warranty by the other party contained herein, unless a party shall have actual Knowledge of any misrepresentation or breach of warranty at the Closing on the part of the other party, and such Knowledge shall (i) have been discoverable during Buyer's due diligence investigation, or (ii) have been assured by third party reports or surveys obtained by Buyer, or (iii) have been obtained by Buyer from Buyer's physical inspection of the premises, or (iv) be documented in writing at the Closing, in which case the party having such Knowledge shall be deemed to have waived such misrepresentation or breach.

                   13.2 Indemnification by Sellers. Seller shall indemnify and hold Buyer harmless against and with respect to, and shall reimburse Buyer for:

                         (a) Any and all losses, liabilities, or damages
resulting from any untrue representation, breach of warranty, or nonfulfillment of any covenants by Seller contained herein or in any certificate delivered to Buyer hereunder;

                         (b) Any and all obligations of Seller not assumed by
Buyer pursuant to the terms hereof;

                         (c) Any and all losses, liabilities, or damages
resulting from Seller's operation of the Business or ownership of the Assets prior to the Closing Date, including any and all liabilities arising under the Assumed Contracts which relate to events occurring or conditions existing prior to the Closing Date; and

                         (d) Any and all actions, suits, proceedings, claims,
demands, assessments, judgments, and reasonable costs and expenses incident to any of the foregoing or incurred in investigating or attempting to avoid the same or to oppose the imposition thereof.

                   13.3. Indemnification by Buyer. Buyer shall indemnify and hold Seller harmless against and with respect to, and shall reimburse Seller for:

                         (a) Any and all losses, liabilities, or damages
resulting from any untrue representation, breach of warranty, or nonfulfillment of any covenants by Buyer contained herein or in any certificate delivered to Seller hereunder;

                         (b) Any damage to the Real Property resulting from the
Site Assessments performed by Buyer in accordance with Section 6.11(b) above;

                         (c) Any and all losses, liabilities, or damages
resulting from Buyer's operation of the Business or ownership of the Assets on or after the Closing Date, including any and all liabilities or obligations arising under the Assumed Contracts which relate to events occurring or conditions existing on or after the Closing Date or otherwise assumed by Buyer under this Agreement; and

                         (d) Any and all actions, suits, proceedings, claims,
demands, assessments, judgments, and reasonable costs and expenses, including reasonable legal fees and expenses, incident to any of the foregoing or incurred in investigating or attempting to avoid the same or to oppose the imposition thereof.

                   13.4. Procedures for Indemnification. The procedures for indemnification shall be as follows:

                         (a) The party claiming the indemnification (the
"Indemnified Party") shall promptly give notice to the party from whom the indemnification is claimed (the "Indemnifying Party") of any claim, whether between the parties or brought by a third party against the Indemnified Party, specifying (i) the factual basis for such claim, and (ii) the amount of the claim. If the claim relates to an action, suit, or proceeding filed by a third party against the Indemnified Party such notice shall be given by the Indemnified Party to the Indemnifying Party within five (5) days after written notice of such action, suit, or proceeding shall have been given to the Indemnified Party.

                         (b) Following receipt of notice from the Indemnified
Party of a claim, the Indemnifying Party shall have thirty (30) days in which to make such investigation of the claim as the Indemnifying Party shall deem necessary or desirable. For the purposes of such investigation, the Indemnified Party agrees to make available to the Indemnifying Party and/or its authorized representative(s) the information relied upon by the Indemnified Party to substantiate the claim. If the Indemnified Party and the Indemnifying Party agree at or prior to the expiration of said thirty (30) day period (or any agreed upon extension thereof) to the validity and amount of such claim, or if the Indemnifying Party does not respond to such notice, the Indemnifying Party shall immediately pay to the Indemnified Party the full amount of the claim. Buyer shall be entitled to apply any or all of the Accounts Receivable collected on behalf of Sellers to a claim as to which Buyer is entitled to indemnification hereunder. If the Indemnified Party and the Indemnifying Party do not agree within said period (or within any agreed-upon extension thereof), the Indemnified Party may seek appropriate legal remedy.

                         (c) With respect to any claim by a third party as to
which the Indemnified Party is entitled to indemnification hereunder, the Indemnifying Party shall have the right at its own expense to participate in or to assume control of the defense of such claim, and the Indemnified Party shall cooperate fully with the Indemnifying Party, subject to reimbursement for reasonable actual out-of-pocket expense incurred by the Indemnified Party as the result of a request by the Indemnifying Party to so cooperate. If the Indemnifying Party elects to assume control of the defense of any third-party claim, the Indemnified Party shall have the right to participate in the defense of such claim at its own expense.

                         (d) If a claim, whether between the parties or by a
third party, requires immediate action, the parties will make all reasonable efforts to reach a decision with respect thereto as expeditiously as possible.

                         (e) If the Indemnifying Party does not elect to assume
control or otherwise participate in the defense of any third-party claim, the Indemnifying Party shall be bound by the results obtained in good faith by the Indemnified Party with respect to such claim.

                         (f) The indemnification rights provided in Sections
13.2 and 13.3 hereof shall extend to the partners, shareholders, directors, officers, members, partners, agents, employees, and representatives of the Indemnified Party, although for the purpose of the procedures set forth in this Section 13.4, any indemnification claims by such parties shall be made by and through the Indemnified Party.

          14   POST CLOSING MATTERS.

                        (a) Books and Records. Each party agrees that it will cooperate with and make available (or cause to be made available) to the other party, during normal business hours, all books and records, information and employees (without substantial disruption of employment) retained and remaining in existence after the Closing which are necessary or useful in connection with any tax inquiry, audit, or dispute, any litigation or investigation or any other matter requiring any such books and records, information or employees for any reasonable business purpose (a "Permitted Use"). The party requesting any such books and records, information or employees shall bear all of the out-of-pocket costs and expenses reasonably incurred in connection with providing such books and records, information or employees. All information received pursuant to this
Section 14(a) shall be kept confidential pursuant to Section 6.12 by the party receiving it, except to the extent that disclosure is reasonably necessary in connection with any Permitted Use.

                        (b) Cooperation and Records Retention. Seller and Buyer shall each (i) provide the other with such assistance as may reasonably be requested by either of them in connection with the preparation of any return, audit, or other examination by any taxing authority or judicial or administrative proceedings relating to liability for any taxes; (ii) retain and provide the other with any records or other information that may be relevant to such return, audit or examination, proceeding or determination; and (iii) provide the other with any final determination of any such audit or examination, proceeding, or determination that affects any amount required to be shown on any Tax return of the other for any period.

                        (c) Payments. Following the Closing Date, Seller shall pay promptly when due all of their debts and liabilities, including any liability for taxes with respect to periods ending on or before the Closing Date.

          15. ADDITIONAL INSURANCE. Buyer shall cause any of its employees or agents entering the premises to conduct any Site Assessments or other due diligence investigations to carry adequate injury/accident insurance, and Buyer shall hold Seller harmless for any claims arising from such due diligence investigations.

          16. EXPENSES. Except as otherwise expressly set forth in this Agreement, each party shall bear its own legal and other fees and expenses incurred in connection with its negotiating, executing and performing this Agreement. Buyer shall pay all expenses specifically in connection with Closing. Buyer shall bear all applicable sales, transfer or similar taxes, if any (other than income or capital gains taxes which shall have come due to Seller under federal or state laws), which are due as a result of the transfer of the Assets in accordance herewith.

          17. FURTHER ASSURANCES. From time to time at or after the Closing, at the request of the other, Seller and Buyer will execute and deliver such other instruments of conveyance, assignment, transfer and delivery and take such other action as the other reasonably may request in order to consummate, complete and carry out the purposes of the transactions contemplated hereby, including the execution and delivery of such instruments and agreements as may be reasonably necessary or advisable to fully effect the transfer to Buyer of the Assets.

          18. BENEFIT AND ASSIGNABILITY. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns, and no other person or entity shall have any right (whether third party beneficiary or otherwise) hereunder. This Agreement may not be assigned by any party without the prior written consent of the other party; provided, however, that Buyer may assign all or any portion of this Agreement to any Affiliate of Buyer, provided that Buyer shall remain obligated for the performance of this Agreement.

          19. NOTICES. All notices demands and other communications pertaining to this Agreement ("Notices") shall be in writing addressed as follows:


                  If to Seller:         Tucson Communications Company, L.P.
                                        8445 Camino Santa Fe, Suite 101
                                        San Diego, California  92121
                                        Telephone: (619) 558-0333
                                        Telecopy:  (619) 558-0416
                                        Attn:  Robert H. Davis

                  with a copy to:       James McGowan, Jr., Esquire
                                        Attorney at Law
                                        P.O. Box 1885
                                        La Jolla, California  92038
                                        Telephone: (619) 454-0142
                                        Telecopy:  (619) 454-7858

                  and a copy to:        H. Victor Sucher, Jr.
                                        600B Clubhouse Avenue
                                        Newport Beach, California  92663
                                        Telephone: (714) 675-3839
                                        Telecopy:  (714) 675-3839

                  If to Buyer           American Tower Systems, Inc.
                                        10800 Main Street
                                        Fairfax, Virginia  22030
                                        Telephone: (703) 934-1215
                                        Telecopy:  (703) 934-1200
                                        Attn:  Alan Box
                  with a copy to:       Hunton & Williams
                                        1751 Pinnacle Drive
                                        Suite 1700
                                        McLean, Virginia  22102
                                        Telephone: (703) 714-7440
                                        Telecopy: (703) 714-7410
                                        Attn:  Joseph W. Conroy, Esquire

Notices shall be deemed given three (3) business days after being mailed by certified or registered United States mail, postage prepaid, return receipt requested, or on the first business day after being sent, prepaid, by nationally recognized overnight courier that issues a receipt or other confirmation of delivery, or upon oral confirmation of receipt of a telecopy transmission of any Notices. Any party may change the address to which Notices under this Agreement are to be sent to it by giving written notice of a change of address in the manner provided in this Agreement for giving Notice.

          20. WAIVER. Unless otherwise specifically agreed in writing to the contrary: (i) the failure of any party at any time to require performance by the other of any provision of this Agreement shall not affect such party's right thereafter to enforce the same; (ii) no waiver by any party of any default by any other shall be valid unless in writing and acknowledged by an authorized representative of the nondefaulting party, and no such waiver shall be taken or held to be a waiver by such party of any other preceding or subsequent default; and (iii) no extension of time granted by any party for the performance of any obligation or act by any other party shall be deemed to be an extension of time for the performance of any other obligation or act hereunder.

          21. ENTIRE AGREEMENT. This Agreement (including the Exhibits and Schedules hereto, which are incorporated by reference herein) constitutes the entire agreement between the parties with respect to the subject matter hereof and referenced herein, and supersede and terminate any prior agreements between the parties (written or oral) with respect to the subject matter hereof. This Agreement may not be altered or amended except by an instrument in writing signed by the party against whom enforcement of any such change is sought.

          22. COUNTERPARTS. This Agreement may be signed in any number of counterparts with the same effect as if the signature on each such counterpart were on the same instrument.

          23. CONSTRUCTION. The headings of the Articles and Sections of this Agreement are for convenience only and in no way modify, interpret or construe the meaning of specific provisions of the Agreement.

          24. EXHIBITS AND SCHEDULES. The Exhibits and Schedules to this Agreement are a material part of this Agreement.

          25. SEVERABILITY. In case any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality, and enforceability of the remaining provisions will not in any way be affected or impaired. Any illegal or unenforceable term shall be deemed to be void and of no force and effect only to the minimum extent necessary to bring such term within the provisions of applicable law and such term, as so modified, and the balance of this Agreement shall then be fully enforceable.

          26. CHOICE OF LAW; VENUE. This Agreement is to be construed and governed by the laws of the State of Arizona, without regard for the choice of law rules utilized in that state. Subject to the provisions of Section 12.2, if there is any dispute between the parties to this Agreement which remains unresolved for thirty (30) days or more, either party may, upon written notice to the other, submit such dispute to binding arbitration in Tucson, Arizona in accordance with the commercial rules of the American Arbitration Association ("AAA") before a panel of three arbitrators Knowledgeable in the tower communications industry, one arbitrator chosen by Buyer, one chosen by Seller and the third as mutually agreed upon by the two arbitrators so appointed, or in the absence of such agreement, by the President of the Arizona Chapter of the AAA, and the decision of such panel shall, in the absence of fraud, be conclusively binding on the parties.

          27. PUBLIC STATEMENTS. Prior to the Closing Date, neither Seller nor Buyer shall, without the prior written approval of the other party, make any press release or other public announcement concerning the transactions contemplated by this Agreement, except (i) Seller and Buyer shall issue a mutually agreeable press release promptly after the signing of this Agreement; and (ii) to the extent required by law, in which case the other party shall be so advised as far in advance as possible.

          28. ATTORNEYS' FEES. If any party initiates any litigation against any other party involving this Agreement, the prevailing party in such action shall be entitled to receive reimbursement from the other party for all reasonable attorneys' fees and other costs and expenses incurred by the prevailing party in respect of that litigation, including any appeal, and such reimbursement may be included in the judgment or final order issued in that proceeding.

          29. COUNSEL. Each party has been represented by its own counsel in connection with the negotiation and preparation of this Agreement and, consequently, each party hereby waives the application of any rule of law that would otherwise be applicable in connection with the interpretation of this Agreement, including but not limited to any rule of law to the effect that any provision of this Agreement shall be interpreted or construed against the party whose counsel drafted that provision.

          30. DELIVERY OF SCHEDULES. The parties acknowledge that as of the date of execution of this Agreement, the Seller has not delivered to the Buyer the scheduled called for in Section 4 of this Agreement (the "Schedules"). Within five (5) business days after the date of execution of this Agreement, the Seller shall deliver the Schedules to the Buyer and the Buyer shall have five
(5) business days thereafter (the "Review Period") to review the Schedules. If
(1) during the Review Period, the Buyer shall notify the Seller in writing that the Schedules are not acceptable (in the Buyer's sole discretion), or (2) the Seller shall fail required five (5) business day period, then this Agreement shall immediately terminate without liability to any party hereto.

                           [SIGNATURE PAGE FOLLOWS.]

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

                        AMERICAN TOWER SYSTEMS, INC.


                        By: /s/ Alan Box
                            Alan Box
                            President


                        TUCSON COMMUNICATIONS COMPANY,
                        a California limited partnership

                        By: Delta Development I, a California limited partnership, its General Partner

                            By: Dyna-Plex, Inc., a California corporation, its General Partner

                                     By: /s/ Robert H. Davis,
                                          Robert H. Davis,
                                          President


                                     By: /s/ Euphenia B. Davis
                                          Assistant Secretary


                        By: /s/ H. Victor Sucher, Jr.
                            H. Victor Sucher, Jr.
                            An individual General Partner of Tuscon
                            Communications Company, a California limited
                            partnership

                                    SCHEDULES


Schedule 1.2               Contracts; Assumed Contracts
Schedule 1.7               Intangible Property
Schedule 1.11              Permits
Schedule 1.13              Real Property
Schedule 1.12              Personal Property
Schedule 4.6               Compliance with Laws
Schedule 4.7               Asset Liens
Schedule 4.11              Litigation
Schedule 4.12              Financial Statements
Schedule 4.14              Tax Matters
Schedule 4.16              Employees; Employee Benefit Plans
Schedule 4.17              Insurance
Schedule 4.18              Environmental Matters
Schedule 4.23              Financing Statements
Schedule 7.3               Form of Legal Opinion of Seller's Counsel
Schedule 10.2              Form of Legal Opinion of Buyer's Counsel